Exhibit 5.1
January 10, 2006
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Ladies and Gentlemen:
     We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 3,450,000 common units representing limited partner interests of the Partnership (including up to 450,000 common units subject to an over-allotment option granted by the Partnership to the Underwriters referred to below, (collectively, the “Common Units”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of January 10, 2006, among the Partnership, the underwriters named on Schedule 1 thereto (the “Underwriters”) and the other parties named therein.
     We refer to the Registration Statement on Form S-3 (Registration No. 333-117023) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Partnership’s Prospectus Supplement dated January 10, 2006 (the “Prospectus Supplement”) and Prospectus dated July 19, 2004 (the “Prospectus”) relating to the Common Units being sold by the Partnership under the Underwriting Agreement have been filed with the SEC as part of the Registration Statement pursuant to Rule 424(b) promulgated under the Securities Act.
     In our capacity as your counsel in the connection referred to above, we have examined the Partnership’s Amended and Restated Agreement of Limited Partnership and the Partnership’s Certificate of Limited Partnership, each as amended to date, and originals, or copies certified or otherwise identified, of partnership records of the Partnership, including minute books of the Partnership as furnished to us by the Partnership, certificates of public officials and of representatives of the Partnership, statutes (including the Delaware Revised Uniform Limited Partnership Act), the Registration Statement, the Prospectus, the Prospectus Supplement, the Underwriting Agreement and other instruments and documents as a basis for the opinions hereinafter expressed.
     In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement. We have also assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, all documents submitted to us as copies are true and correct copies of the originals thereof and all information submitted to us is accurate and complete.
     Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable except as described in the Prospectus Supplement and the Prospectus.
     The opinion set forth above is limited exclusively to the Delaware Revised Uniform Limited Partnership Act and applicable federal law.
     We hereby consent to the filing of this opinion of counsel as an exhibit to Partnership’s Current Report on Form 8-K filed with the SEC on or about the date hereof. We also consent to the reference to our Firm under the heading “Validity of the Common Units” in the Prospectus Supplement and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.